NEWS RELEASE
Contact:	Bob Cardon, Dynatronics Corp. 800-874-6251 or 801-568-7000

Dynatronics Announces Positive Financial Results for Quarter

Salt Lake City, Utah (November 13, 2009) – Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal first quarter ended September 30, 2009.
Net income for the fiscal first quarter was $68,625 ($.01 per share), compared to a net loss of $138,951 ($.01 per share) for the comparable prior year period. Sales for the quarter increased 3.6 percent to $8,282,463, compared to $7,996,149 for the first quarter of the prior fiscal year.
“Generating our fourth consecutive profitable quarter is gratifying in light of these challenging economic times,” stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. “Both sales and net income before tax improved by approximately $300,000 for the quarter ended September 30, 2009, compared to the same quarter of the prior fiscal year.”
Over the past two years, Dynatronics has implemented critical strategies to expand distribution and sales while at the same time undertaking an aggressive cost-reduction campaign to improve efficiencies. “These strategies are now beginning to bear fruit,” added Cullimore.  “The challenges of the national and world economy have made that progress more difficult and a little slower than anticipated.  However, as the national economy improves over the next year, we are positioned to more fully realize the potential from the strategic plans we have implemented.”
Initiatives to drive sales have also been underway. During the quarter ended September 30, 2009, Dynatronics announced a new preferred vendor agreement with Western Rehabilitation Health Network’s 114 clinics. Dynatronics also expanded its direct sales force by 25 percent to 50 sales representatives. “These are only the beginning of our sales expansion efforts,” said Larry K. Beardall, executive vice president of sales and marketing. “We plan to announce additional preferred vendor agreements very soon that will help drive sales to new levels.”
Dynatronics plans to launch its new e-commerce Web site next month. This site will give customers an easier way to place orders and obtain information about their accounts. “In addition, this new system will allow our sales representatives to be more effective by having an abundance of product information available to them electronically,” added Beardall. “Not only is our e-commerce solution expected to improve sales, but it will significantly reduce our transactional costs, thus enabling us to accommodate higher sales without significantly increasing overhead.”
Dynatronics has scheduled a conference call for investors on Friday, November 13, 2009, at 1:30 p.m. ET. Those wishing to participate should call 800-861-4084 and use passcode 9921511.
A summary of the financial results for the three months ended September 30, 2009, follows:

Summary Selected Financial Data
Statement of Operations Highlights
	Three Months Ended
	September 30,
	2009	2008

Net sales	$8,282,463	$7,996,149
Cost of sales	5,103,121	4,800,508
Gross profit	3,179,342	3,195,641
SG&A expenses	2,712,368	2,976,647
R&D expenses	215,968	262,029
Other expense, net	109,231	147,794
Net income (loss) before income taxes	141,775	(190,829)
Income tax (provision) benefit	(73,150)	51,878
Net income (loss)	$68,625	$(138,951)
Net income (loss) per diluted share	$.01	$(.01)

Balance Sheet Highlights

	September 30,	June 30,
	2009	2009
Cash	$385,153	$141,714
Accounts receivable	4,818,809	4,739,727
Inventories	6,312,906	6,199,251
Total current assets	12,389,266	12,003,068
Total assets	17,412,796	17,087,289

Accounts payable	1,843,377	1,795,520
Accrued expenses	462,980	446,327
Line of credit	5,027,943	4,602,651
Total current liabilities	8,122,750	7,785,881
Total liabilities	10,918,387	10,667,540
Total liabilities and equity	$17,412,796	$17,087,289

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.
This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements such as the statement regarding expected improvement in economic conditions, additional benefits to be obtained from the launch of the e-commerce system, and the anticipated continuing benefits in future periods from the cost-reduction initiative. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost effective rates, and the risk factors listed from time to time in the company’s SEC reports including, but not limited to, the report on Form 10-K for the year ended June 30, 2009.